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                               SECOND AMENDMENT TO
                             RETIREMENT SAVINGS PLAN
                                       OF
                             FOREST OIL CORPORATION


       WHEREAS, FOREST OIL CORPORATION(the "Company") has heretofore adopted the RETIREMENT SAVINGS PLAN OF FOREST OIL CORPORATION(the "Plan") for the benefit of its eligible employees; and

       WHEREAS, the Company desires to amend the Plan;

       NOW, THEREFORE, the Plan shall be amended as follows:

I. Effective as of January 1,1992, clause(2)of the last sentence of Section 3.6(b) of the Plan shall be deleted and the following shall be substituted therefor:

       "(2) amounts held in the suspense account shall be invested and reinvested by the Trustee as directed by the Committee and the suspense account shall share in the earnings or losses of such investment; and"

II. Effective as of April 1, 1992, the following shall be added to the end of Section 4.3 of the Plan:

       "Further, notwithstanding any provision herein to the contrary, the Committee may establish from time to time minimum percentage increments pursuant to which elections and directions by Participants with respect to the investment of their accounts shall be made."

III.   Effective as of January 1, 1993:

       1. The following new Sections 1.11A, 1.12A, 1.13A and 1.13B shall be added to Article I of the Plan:

            "1.11A `Direct Rollover' means a payment by the Plan to an Eligible Retirement Plan specified by a Distributee.

            1.12A   `Distributee' means each (a) Participant entitled to
       an Eligible Rollover Distribution,(b) Participant's surviving spouse with respect to the interest of such surviving spouse in an Eligible Rollover Distribution, and (c) former spouse of a Participant who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code,with regard to the interest of such former spouse in an Eligible Rollover Distribution.

            1.13A `Eligible Retirement Plan' means (a) with respect to a Distributee other than a surviving spouse, an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified plan described in Section 401(a) of the Code,which under its provis-ions accepts such Distributee's Eligible Rollover Distribution and
       (b) with respect to a Distributee who is a surviving spouse, an individual retirement account described in Section 408(a)of the Code or an individual retirement annuity described in Section 408(b) of the Code.


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            1.13B  `Eligible Rollover Distribution' means any distribution of all or any portion of the accounts of a Distributee other than (a) a distribution that is one of a series of substantially equal periodic payment (not less frequently than annually)made for the life (or life expectancy)of the Distributee or the joint lives(or joint life expect-ancies)of the Distributee and the Distributee's designated beneficiary or for a specified period of ten years or more, (b) a distribution to the extent such distribution is required under Section 401(a)(9)of the Code,(c)the portion of a distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), (d) a loan treated as a distribution under Section 72(p) of the Code and not excepted by
       Section 72(p)(2), (e)a loan in default that is a deemed distribution,
       (f) any corrective distribution provided in Sections 3.4 and 3.6, and
       (g) any other distribution so designated by the Internal Revenue Service in revenue rulings, notices, and other guidance of general applicability."

       2. Section 3.7 of the Plan shall be deleted and the following shall be substituted therefor:

       "3.7.Rollover Contributions.

            Qualified rollover contributions("Rollover Contributions") may be made to the Plan by any Participant of amounts that are "eligible rollover distributions" within the meaning of section 402(f)(2)(A) of the Code from an employees' trust described in section 401(a) of the Code,which is exempt from tax under section 501(a) of the Code. A Rollover Contribution may be made to the Plan irrespective of whether such eligible rollover distribution was paid to the Participant or paid to the Plan as a "direct" Rollover Contribution, but only if any such Rollover Contribution is made pursuant to and in accordance with applicable provisions of the Code and Treasury regulations promulgated thereunder. A direct Rollover Contribution to the Plan may be effectuated only by wire transfer directed to the Trustee or by issuance of a check made payable to the Trustee,which is negotiable only by the Trustee and which identifies the Participant for whose benefit the Rollover Contribution is being made. Any Participant desiring to effect a Rollover Contribution to the Plan must execute and file with the Committee the form prescribed by the Committee for such purpose. The Committee may require as a condition to accepting any Rollover Contribution that such Participant furnish any evidence that the Committee in its discretion deems satisfactory to establish that the proposed Rollover Contribution is in fact such an eligible rollover distribution and is made pursuant to and in accordance with applicable provisions of the Code and Treasury regulations. All Rollover Contributions to the Plan must be made in cash.
       A separate account (a "Rollover Account" ) shall be maintained under the Plan for each Participant who has made a Rollover Con-tribution. A Rollover Contribution shall be credited to the Rollover Account of the Participant for whose benefit such Rollover Contribution is being made as of the Valuation Date coincident with or next succeeding the date the contribution is paid to the Trust. Amounts held in a Rollover Account shall be fully vested at all times,shall be subject to withdrawal in the same manner as amounts held in a Supplemental Contributions Account,and shall be treated as though they were a part of the Participant's Supplemental Contributions Account for all other purposes of the Plan."


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       3.      Section 7.6 of the Plan shall be deleted and the following shall be substituted therefor:

       "7.6 Direct Rollover Election.

            This Section applies to distributions made on or after
       January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Section,a Distributee may elect,at the time and in the manner prescribed by the Committee, to have all or any portion of an Eli-gible Rollover Distribution(other than any portion attributable to the offset of an outstanding loan balance pursuant to the Plan's loan procedure) paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The preceding sentence notwithstanding,a Distributee may elect a Direct Rollover pursuant to this Section only if such Distributee's Eligible Rollover Distributions during the Plan Year are reasonably expected to total $200 or more. Furthermore, if less than 100% of the Distributee's Eligible Rollover Distribution is to be a Direct Rollover, the
       amount of the Direct Rollover must be $500 or more.   Prior to any
       Direct Rollover pursuant to this Section, the Distributee shall furnish the Committee with a statement from the plan, account, or annuity to which the benefit is to be transferred verifying that such plan, account, or annuity is or is intended to be,an Eligible Retirement Plan."

       4.      The following new Section 8.6 shall be added to the end of
Article VIII of the Plan:

       "8.6. Direct Rollover of Withdrawals.

            Any withdrawal under this Article VIII shall be subject to the Direct Rollover election described in Section 7.6."

       5. The following shall be added to the end of Section 14.13(b) of the Plan:

      "No less than 30 days and no more than 90 days before a Participant's benefit pursuant to Sections 6.1,6.2,6.3, or 7.4 is to begin to be paid,the Committee shall inform the Participant(or his Beneficiary, if applicable) of his right to defer his benefit commencement date and shall describe the Participant's(or Beneficiary's,if applicable) Direct Rollover election rights pursuant to Section 7.6."

IV.    Effective as of January 1, 1994, the third and fourth sentences of
Section 1.10 of the Plan shall be deleted and the following shall be substituted therefor:

      "Notwithstanding the preceding provisions of this Section 1.10, (a) for purposes of determining each Employee's Actual Contribution Per-centage and Actual Deferral Percentage hereunder, `Compensation' shall mean the Employee's compensation(within the meaning of Section 3.6(c)(3)), determined prior to reduction thereof for elective deferrals made by the Company on behalf of the Employee to a plan or arrangement described in Section 125 or Section 401(k) of the Code, and(b)for purposes of allocating the Company Profit-Sharing Contri-bution for any Plan Year pursuant to Section 5.2, `Compensation' shall mean the total of all wages, salaries, fees for professional


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       service and other amounts received in cash or in kind by a Participant for services actually rendered or labor performed for the Company while a Participant to the extent such amounts are includable in gross income, subject to the following adjustments and limitations:

       (i)     the following shall be excluded:

            1.      reimbursements and other expense allowances;

            2.      cash and noncash fringe benefits;

            3.      moving expenses;

            4. Company contributions to or payments from this or any other deferred compensation program, whether such program is qualified under Section 401(a) of the Code or nonqualified;

            5.      welfare benefits;

            6. amounts realized from the receipt or exercise of a stock option that is not an incentive stock option within the meaning of Section 422 of the Code;

            7.      amounts realized at the time property  described in
                    Section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture;

            8. amounts realized as a result of an election described in Section 83(b) of the Code;

            9. any amount realized as a result of a disqualifying disposition within the meaning of Section 421(a) of the Code;

            10. any other amounts that receive special tax benefits under the Code but are not hereinafter included;and

       (ii)    the following shall be included:

            1. elective contributions made on a Participant's behalf by the Company that are not includable in income under
                    Section 125,  Section 402(e)(3),  Section 402(h)  or
                    Section 403(b) of the Code;

            2. compensation deferred under an eligible deferred compensation plan within the meaning of Section 457(b) of the Code; and

            3. employee contributions described in Section 414(h) of the Code that are picked up by the employing unit and are treated as employer contributions.

The Compensation of any Participant taken into account for purposes of the Plan shall be limited to $200,000 ($150,000 for Plan Years beginning after December 31, 1993) for any Plan Year with such limitation to be:

            (A)     adjusted automatically to reflect any amendments to
                 Section  401(a)(17) of the Code and any cost-of-living


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                 increases authorizedby Section 401(a)(17) of the Code;

            (B)     prorated for a Plan Year of less than twelve months and
                 to the extent otherwise required by applicable law; and

            (C)     in the case of a Participant who is either a five-
                 percent owner of the Company (within the meaning of Section 416(i)(1)(A)(iii) of the Code) or is one of the ten most Highly Compensated Employees for the Plan Year and who has a spouse and/or lineal descendants who are under the age of nineteen as of the end of a Plan Year who receive Compensation during such Plan Year prorated and allocated among such Participant, his spouse,and/or lineal descendants under the age of nineteen based on the Compensation for such Plan Year of each such indi-vidual."

V.     Effective as of August 10, 1994:

       1. Section 1.4 of the Plan shall be deleted and the following shall be substituted therefor:

            "1.4 `Committee' means the Forest Oil Corporation
          Employee Benefits Committee."

       2. The first two sentences of Section 10.4 of the Plan shall be deleted.

       3. In each place where the word "shall" appears in the first sentence of Section 10.6 of the Plan and in Section 10.7 of the Plan,such word shall be deleted and the word "may" shall be substituted therefor.

VI.    As amended hereby the Plan is specifically ratified and reaffirmed.

       IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on this ______ day of ______________, 1994.


                                  FOREST OIL CORPORATION



                                  By:______________________